Calculation of Filing Fee Tables
S-8
Enveric Biosciences, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share ("Common Stock")	Other	553,784	$ 2.1825	$ 1,208,633.58	0.0001381	$ 166.91
Total Offering Amounts:						$ 1,208,633.58		$ 166.91
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 166.91
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares registered hereunder includes such additional number of shares of common stock, par value $0.01 per share (the "Common Stock") of Enveric Biosciences, Inc. (the "Company"), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction. The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act and is based upon the average of high ($2.235) and low ($2.1825) prices reported by the Nasdaq Capital Market on May 27, 2026, a date within five (5) business days prior to the date of the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources